Exhibit 99.1

Einstein Noah Restaurant Group Announces the Retirement of General Counsel and Secretary Jill B.W. Sisson

LAKEWOOD, Colo.--(BUSINESS WIRE)--August 7, 2009--Einstein Noah Restaurant Group (NASDAQ:BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today announced that the retirement of Jill B.W. Sisson, General Counsel and Secretary, effective September 3. Ms. Sisson will be available to the company for a transitional period until her successor is named.

Ms. Sisson joined the company as a consultant in December 2003 and was appointed as General Counsel and Secretary at that time.

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated, “On behalf of the executive team and the board of directors, I want to thank Jill for her commitment to our company and wish her the best in her well-deserved retirement. Jill leaves behind a strong legacy at Einstein Noah and a distinguished record of service. We have truly valued her leadership, legal expertise, and the exemplary role she has displayed in demonstrating our company values."

Jill Sisson, stated, “I have been fortunate to work at Einstein Noah for nearly six years and it has been both personally and professionally rewarding to participate in the growth and success of this company. After a very satisfying legal career, I am looking forward to the next chapter in my life.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros.® Bagels and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of more than 600 restaurants, including more than 100 license locations, in 36 states plus the District of Columbia. It also operates a dough production facility. The company's stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

CONTACT:
For Einstein Noah Restaurant Group:
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com